EXHIBIT 3.2

CERTIFICATE OF AMENDMENT
TO THE
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION, AS AMENDED
OF
PRIVATEBANCORP, INC.

Pursuant to Section 242
of the General Corporation Law of the State of Delaware

PrivateBancorp, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”).

DOES HEREBY CERTIFY:

FIRST:  The Amended and Restated Certificate of Incorporation of the Corporation, as amended, is hereby amended by deleting in its entirety the Certificate of Designations of the Series A Junior Nonvoting Preferred Stock, as amended, thereto and inserting the Amended and Restated Certificate of Designations of the Series A Junior Nonvoting Preferred Stock attached as Exhibit A to this Certificate of Amendment.

SECOND:  That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed by its duly authorized officer on this 17th day of June, 2009.

PRIVATEBANCORP, INC.

By:	/s/Christopher J. Zinski
Name: Christopher J. Zinski
Title: General Counsel and Corporate Secretary

EXHIBIT A

AMENDED AND RESTATED CERTIFICATE OF DESIGNATIONS

OF

SERIES A JUNIOR NONVOTING PREFERRED STOCK

OF

PRIVATEBANCORP, INC.

RESOLVED, that pursuant to authority granted to the Board of Directors by Article FOURTH of the Amended and Restated Certificate of Incorporation of the Corporation, and in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware, the terms, powers, preferences and other rights of, and qualifications, limitations and restrictions on, the Series A Junior Nonvoting Preferred Stock previously designated by the Board of Directors, as amended, are hereby amended and restated to be fixed in full as follows:

Section 1    Designation.  The distinctive serial designation of this Series shall be “Series A Junior Nonvoting Preferred Stock” (hereinafter called “Series A Stock”).  Each share of Series A Stock shall be identical in all respects with the other shares of Series A Stock except the date from which dividends shall accrue, and as to the conversion rate or prices which may vary by date of issue.

Section 2    Number.  The number of shares of Series A Stock will be One Thousand Nine Hundred Fifty-One Point Zero Three Seven (1,951.037), which number may from time to time be increased or decreased (but not below the number then outstanding) by the Board of Directors; provided that any increase in the number of shares of Series A Stock authorized shall be approved by the holders of a majority of the Series A Stock then outstanding. Shares of Series A Stock purchased by the Corporation will be canceled and revert to authorized but unissued shares of Preferred Stock undesignated as to series.  Shares of Series A Stock may be issued in fractional shares, which fractional shares will entitle the holder, in proportion to such holder’s fractional share, to all rights of a holder of a whole share of Series A Stock.

Section 3    Dividends.

(a) The holders of full or fractional shares of Series A Stock will be entitled to receive, when and as declared by the Board of Directors, or a duly authorized committee thereof, but only out of funds legally available therefor, dividends, on each date that dividends or other distributions (other than dividends or distributions payable in Common Stock of the Corporation) are payable on or in respect of Common Stock comprising part of the Dividend Reference Package (as defined below), in an amount per whole share of Series A Stock equal to the aggregate amount of dividends or other distributions (other than dividends or distributions payable in Common Stock of the Corporation) that would be payable on such date to a holder of the Dividend Reference Package.  Each such dividend will be paid, on the date such dividend is paid to the holders of Common Stock, to the holders of shares of Series A Stock as of the record date for such dividend or, if no record date is fixed, the date as to which the record holders of Common Stock entitled to such dividends are to be determined.

(b) The term “Dividend Reference Package” initially means 1,000 shares of Common Stock, without par value (“Common Stock”), of the Corporation.  If the Corporation, at any time after the close of business on the date of filing of this Amended and Restated Certificate of Designations, (1) declares or pays a dividend on any Common Stock payable in Common Stock, (2) subdivides any Common Stock or (3) combines any Common Stock into a smaller number of shares, then and in each such case the Dividend Reference Package after such event shall be the number of shares of Common Stock that a holder of the Dividend Reference Package immediately prior to such event would hold thereafter as a result of such event.

(c) So long as any shares of Series A Stock are outstanding, no dividend or other distribution (other than a dividend payable in shares of Common Stock or Non-Voting Common Stock, without par value, of the Corporation (the “Non-Voting Common Stock” and together with the Common Stock, the “Junior Stock”) or any other stock ranking junior to Series A Stock as to dividends and upon liquidation) may be declared or paid or set aside for payment or other distribution declared or made upon the Junior Stock or upon any other stock ranking junior to Series A Stock as to dividends or upon liquidation, nor shall any Junior Stock nor any other stock of the Corporation ranking junior to or on a parity with Series A Stock as to dividends or upon liquidation be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any such stock) by the Corporation (except by conversion into or exchange for stock of the Corporation ranking junior to Series A Stock as to dividends and upon liquidation), unless, in each case, the dividend to be due on the shares of Series A Stock upon payment of such dividend, distribution, redemption, purchase or other acquisition is contemporaneously paid on all outstanding shares of Series A Stock. Notwithstanding the foregoing, in the event such payment is not permissible under the federal banking laws and regulations applicable to the Corporation or any other laws or regulations, then at the option of the holders of such Series A Stock, such payment shall be made in the form of Series A Stock.

(d) Dividends shall be non-cumulative.

Section 4    Mergers, Consolidations, Etc.  In the event of any merger, consolidation, reclassification or other transaction in which the shares of any Junior Stock are exchanged for or changed into other stock or securities, cash and/or any other property, the shares of Series A Stock will at the same time be similarly exchanged or changed in an amount per whole share equal to the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, that a holder of the Conversion Reference Package would be entitled to receive as a result of such transaction. Notwithstanding the foregoing, in the event such exchange or change is not permissible under the federal banking laws and regulations applicable to the Corporation or any other laws or regulations, then at the option of the holders of a majority of the Series A Stock then outstanding, the Corporation shall make appropriate provisions (in form and substance reasonably satisfactory to the holders of a majority of the Series A Stock then outstanding) and take such other actions necessary to ensure that the holders of the Series A

Stock shall retain preferred stock with substantially the same benefits as the Series A Stock (provided that such preferred stock would be convertible into the stock or securities, cash and/or other property that the Series A Stock would have been converted into pursuant to this Section if it were permissible under such laws and regulations as of the date any Junior Stock was exchanged or changed). Subject to the foregoing, in the event the holders of any Junior Stock are provided the right to convert or exchange such Junior Stock for stock or securities, cash and/or any other property (by the terms of any Junior Stock or otherwise), then the holders of the Series A Stock shall be provided the same right based upon the number of shares of Non-Voting Common Stock such holders would be entitled to receive if such shares were converted into the Conversion Reference Package immediately prior to such offering. In the event that the Corporation offers to repurchase shares of any Junior Stock from its stockholders generally, the Corporation shall offer to repurchase Series A Stock pro rata based upon the number of shares of Non-Voting Common Stock such holders would be entitled to receive if such shares were converted into the Conversion Reference Package immediately prior to such offering. In the event of any pro rata subscription offer to holders of any Junior Stock, the Corporation shall provide the holders of the Series A Stock (with respect to the Series A Stock or another series of preferred stock of the Corporation with terms, conditions and provisions that shall be established upon the issuance of such preferred stock that are similar to and consistent with the terms, conditions and provisions upon which the Series A Stock was established) to participate based upon the number of shares of Non-Voting Common Stock such holders would be entitled to receive if such shares were converted into the Conversion Reference Package immediately prior to such offering; provided that at the election of such holder, any shares issued with respect to the Series A Stock shall be issued in the form of Series A Stock rather than Junior Stock.

The term “Conversion Reference Package” initially means 1,000 shares of Non-Voting Common Stock.  If the Corporation, at any time after the close of business on the date of filing of this Amended and Restated Certificate of Designations, (1) declares or pays a dividend on any Non-Voting Common Stock payable in Non-Voting Common Stock, (2) subdivides any Non-Voting Common Stock or (3) combines any Non-Voting Common Stock into a smaller number of shares, then and in each such case the Conversion Reference Package after such event shall be the number of shares of Non-Voting Common Stock that a holder of the Conversion Reference Package immediately prior to such event would hold thereafter as a result of such event.

Section 5    Liquidation.

(a) In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, the holders of full and fractional shares of Series A Stock will be entitled, before any distribution or payment is made on any date to the holders of any Junior Stock or any other stock of the Corporation ranking junior to Series A Stock upon liquidation, to receive in full an amount per share equal to the greater of (i) $0.01 (the “liquidation preference”) plus an amount equal to any dividends that have been declared on Series A Stock but not paid and (ii) the amount that a holder of one share of Series A Stock would be entitled to receive if such share were converted into the Conversion Reference Package immediately prior to such liquidation, dissolution or winding up, together with any declared but unpaid dividend to such distribution or payment date.  If such payment has been made in full to all holders of shares of Series A Stock, the holders of shares of Series A Stock as such will have no right or claim to any of the remaining assets of the Corporation.

(b) If the assets of the Corporation available for distribution to the holders of shares of Series A Stock upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, are insufficient to pay in full all amounts to which such holders are entitled pursuant to Section 5(a), no such distribution will be made on account of any shares of any other class or series of Preferred Stock ranking on a parity with the shares of Series A Stock upon such liquidation, dissolution or winding up unless proportionate distributive amounts are paid on account of the shares of Series A Stock, ratably in proportion to the full distributable amounts for which holders of all such parity shares are respectively entitled upon such liquidation, dissolution or winding up.

(c) Upon the liquidation, dissolution or winding up of the Corporation, the holders of shares of Series A Stock then outstanding will be entitled to be paid out of assets of the Corporation available for distribution to its stockholders all amounts to which such holders are entitled pursuant to the first paragraph of this Section 5 before any payment is made to the holders of Junior Stock or any other stock of the Corporation ranking junior upon liquidation to Series A Stock.

(d) For the purposes of this Section 5, the consolidation or merger of, or binding share exchange by, the Corporation with any other corporation will not be deemed to constitute a liquidation, dissolution or winding up of the Corporation.

Section 6    Conversion.  Series A Stock shall be convertible solely into shares of Non-Voting Common Stock of the Corporation, by any holder of full or fractional shares of Series A Stock surrendering to the Corporation (at the principal office of the Corporation) a certificate or certificates representing all or part of the holder’s shares of Series A Stock, whether or not in connection with an Approved Transfer of Common Stock, accompanied by a written notice by such holder to the Corporation that such holder elects to convert all of the shares of Series A Stock represented by such certificate or certificates into Non-Voting Common Stock.  Upon such deliveries, each share of Series A Stock represented by such certificate or certificates that such holder elects to convert into Non-Voting Common Stock will be converted into the Conversion Reference Package (and any fractional share of such holder will convert into the same fraction of the Conversion Reference Package), provided, that, an election to convert pursuant to this Section 6 may be exercised only once by a holder of Series A Stock.  Except as otherwise provided herein, a conversion of Series A Stock shall be deemed to have been effected as of the close of business on the date on which the certificate or certificates representing the Series A Stock to be converted have been surrendered for conversion at the principal office of the Corporation.  Notwithstanding any other provision hereof, if a conversion of Series A Stock is to be made in connection with a merger, consolidation, reclassification or other transaction in which the shares of any class of Junior Stock are exchanged for or changed into other stock or securities, cash and/or any other property or any dissolution or liquidation, the conversion of any shares of Series A Stock may, at the election of the holder thereof, be conditioned upon the consummation of such event or transaction, in which case such conversion shall not be deemed to be effective until such event or transaction has been consummated.

The holder will be entitled to receive a certificate or certificates representing any capital stock comprising a part of the Conversion Reference Package and into which their shares have been converted and any cash or other property then comprising a part of the Conversion Reference Package.  The term “Approved Transfer” means (i) a public offering, private placement, sale or other transfer in which no one transferee (or group of associated transferees) acquires in excess of 2% of the outstanding Common Stock of the Corporation, (ii) a sale or transfer of shares of Non-Voting Common Stock or Common Stock to the Corporation, (iii) in the case of shares of Non-Voting Common Stock held by a corporation, partnership, limited liability company or other entity (each, a “Fund”), any distribution or transfer to such holder’s stockholders, members, partners and/or their affiliates provided no distributee or transferee receives more than 2% of the Common Stock of the Corporation, (iv) an assignment to a single party (e.g., a broker or investment banker) for the purpose of conducting a public offering or other Approved Transfer on the holder’s behalf, provided such shares of Common Stock are held by such broker or investment banker who only holds such shares for such period of time as will permit the sale thereof on a reasonable basis, or (v) any transfer to a transferee that would control more than 50% of the Common Stock of the Corporation without any such transfer.  The issuance of certificates for shares of securities or other property upon conversion of Series A Stock shall be made without charge to the holders of such Series A Stock for any issuance tax in respect thereof or other cost incurred by the Corporation in connection with such conversion and the related issuance of shares of securities or other property upon conversion of Series A Stock. Upon conversion of each share of Series A Stock, the Corporation shall take all such actions as are necessary in order to insure that the Non-Voting Common Stock or other securities issuable with respect to such conversion shall be validly issued, fully paid and nonassessable, free and clear of all taxes, liens, charges and encumbrances with respect to the issuance thereof. The Corporation shall not close its books against the transfer of Series A Stock or of Non-Voting Common Stock or other securities issued or issuable upon conversion of Series A Stock in any manner which interferes with the timely conversion of Series A Stock.  The Corporation shall assist and cooperate with any holder of shares of Series A Stock or Junior Stock or other securities issued or issuable upon conversion of Series A Stock in making any governmental filings or notices or obtaining any governmental approval prior to or in connection with any conversion of shares of Series A Stock hereunder (including, without limitation, making any filings required to be made by the Corporation). The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Non-Voting Common Stock, solely for the purpose of issuance upon the conversion of the Series A Stock, such number of shares of Non-Voting Common Stock issuable upon the conversion of all outstanding Series A Stock.  All shares of Non-Voting Common Stock which are so issuable shall, when issued, be duly and validly issued, fully paid and nonassessable and free from all taxes, liens and charges.  The Corporation shall take all such actions as may be necessary to assure that all such shares of Non-Voting Common Stock or securities issuable upon conversion of the Series A Stock may be so issued without violation of any applicable law or governmental regulation or any requirements of any domestic securities exchange upon which shares may be listed (except for official notice of issuance which shall be immediately delivered by the Corporation upon each such issuance).  The Corporation shall not take any action which would cause the number of authorized but unissued shares of Non-Voting Common Stock to be less than the number of such shares required to be reserved hereunder for issuance upon conversion of the Series A Stock.  All Fund investors (whether controlling or noncontrolling partners or their affiliates) may be considered by the Board of Governors of the

Federal Reserve System (the “Federal Reserve”) to be affiliates of the Fund for purposes of such transfers, and any such affiliates who obtain, upon conversion of such shares of Non-Voting Common Stock, shares of Common Stock, will each be subject to all applicable banking laws and regulations as a result of such transaction, and therefore may be required to provide the Federal Reserve with an application or notice as a result of such transfer and conversion.

Section 7    Redemption.  Without limiting the holder’s right of conversion, the shares of Series A Stock are not redeemable by the Corporation or the holder and shall be perpetual.

Section 8    Voting.  Except as required by law or as expressly provided herein, the shares of Series A Stock are not entitled to vote on any matter.

Section 9    Notices.

(a) Immediately upon any adjustment of the Dividend Reference Package or Conversion Reference Package, the Corporation shall give written notice thereof to all holders of Series A Stock, setting forth in reasonable detail and certifying the calculation of such adjustment.

(b) At any time notice is provided to any holders of Junior Stock, the Corporation shall give written notice to all holders of Series A Stock at or prior to such time; provided that the Corporation shall provide the holders of Series A Stock any such notice at least 5 business days prior to the date such holders would be required to take any action to convert Series A Stock prior to any merger, consolidation, reclassification or other transaction in which any of the shares of Junior Stock are exchanged for or changed into other stock or securities, cash and/or any other property or any dissolution or liquidation.

Section 10   Additional Series.  Notwithstanding any other provision of this Amended and Restated Certificate of Designations to the contrary, the Corporation may, without obtaining the consent of holders of the Series A Stock, issue one or more additional series of the Corporation’s preferred stock having rights, designations, powers, and preferences equal or superior to the Series A Stock and having such other designations, rights, preferences, terms and conditions, as determined by the Board of Directors of the Corporation in its sole discretion.

Section 11   Amendment.  No amendment, modification or waiver shall be binding or effective with respect to any provision of this Amended and Restated Certificate of Designations without the prior written consent of the holders of a majority of the Series A Stock outstanding as of the time such action is taken; provided that no change in the terms hereof may be accomplished by merger or consolidation of the Corporation with another corporation or entity unless the Corporation has obtained the prior written consent of the holders of a majority of the Series A Stock then outstanding.  No other course of dealing between the Corporation and the holder of any Series A Stock or any delay in exercising any rights hereunder shall operate as a waiver of any rights of any such holders.